Simplified Issue Proposed Insured Consent Information Individual Life Insurance	[	]

Minnesota Life Insurance Company-[a Securian Financial company]

[Executive Benefits] • [400 Robert Street North, St. Paul, MN 55101-2098]

CONSENT TO PURCHASE

Please complete the Consent to Purchase section if you are not the owner

I,_________________________________________________	give consent to authorize and
Print full name of proposed insured
allow,______________________________________________	the authority to purchase and own
Print full name of owner

a maximum amount of $_____________________ life insurance on my life, and to make any future change that may be requested in writing by the owner. I acknowledge that the owner will have access to this consent and my statements contained herein, and that I will not receive any death benefit proceeds from this policy. I also acknowledge this coverage may continue after I no longer have an association with the owner.

PROPOSED INSURED INFORMATION
Name (last, first, middle)				[Gender
				☐ Male	☐ Female]
Date of birth (month, day, year)	Birthplace		Occupation
Social Security number	Driver’s license number	Issue state	Business telephone number
[Email address]		Citizenship
☐ USA ☐ Other/Visa type:
Street address (no P.O. Box)		Apartment or unit number
City			State	Zip code
Work address			Suite or station number
City			State	Zip code

SUPPLEMENTAL INFORMATION

1.	Are you actively performing all the duties of your regular occupation at least 30 hours per week? If no, please explain why:	☐ Yes	☐ No

2.	Within the past 90 days, have you been hospitalized or absent from work due to illness or injury for a total of 5 or more days? If yes, please provide details:	☐ Yes	☐ No

3.	Have you ever used tobacco or nicotine products in any form within the past 12 months (including cigarettes, cigars, chewing, tobacco, pipe, e-cigarette/vape, nicotine patch or gum)?	☐ Yes	☐ No

If yes, provide details:

What type	Date of last use (mm/dd/yyyy)	Number of uses in the last year

[Securian Financial is the marketing name for Minnesota Life Insurance Company.]	[ ]

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PROPOSED INSURED MEDICAL INFORMATION

1.	Are you taking any prescription or non-prescription medications or drugs? If yes, please list below:	☐ Yes	☐ No

2.	In the past 10 years, have you ever been treated, diagnosed or given medical advice by a member of the medical profession for disorder of heart, lungs, kidneys, or blood vessels; tumor or cancer; diabetes, elevated blood pressure; blood or nervous disorder; disorder of the stomach, intestine or liver, alcohol or drug abuse?	☐ Yes	☐ No

3.	Have you ever been diagnosed by a member of the medical profession or tested positive for the Human Immunodeficiency Virus (HIV virus) or Acquired Immune Deficiency Syndrome (AIDS)?	☐ Yes	☐ No

4.	Height:

Weight:

5.	A. In the last 12 months, have you had a change in weight?	☐ Yes	☐ No

	B. If yes, please provide how many pounds lost ______ or how many pounds gained ______.	☐ Yes	☐ No

C. Was your change in weight due to any of the above medical conditions?

If yes, which medical condition? ____________________________________________________________

If no, was your change in weight due to any of the following? (check off all that apply)

☐ Diet ☐ Exercise ☐ Surgery ☐ Pregnancy ☐ Unknown

6.	Have you within the last five years, or do you plan, within the next two years, to engage in piloting a plane? If yes, complete the Military and Aviation Statement.	☐ Yes	☐ No

7.	Are you in the Armed Forces, National Guard, or Reserves? If yes, complete Military and Aviation Statement.	☐ Yes	☐ No

8.	Has the proposed insured within the last five years, or does the proposed insured plan, within the next two years, to engage in skin diving (scuba or other), sky diving, mountain/rock climbing, horse racing, rodeo, bull fighting, bungee jumping, BASE jumping, canyoneering, combat sports (boxing, mixed martial arts or other), professional wrestling, extreme skiing/snowboarding, or motor sports? If yes, complete the Sports and Avocation Statement.	☐ Yes	☐ No

9.	Have you applied for life insurance in the past five years that was declined or rated? If yes, provide details below.	☐ Yes	☐ No

10.	Have you, within the past five years, been convicted of a driving while intoxicated violation, had a driver’s license restricted or revoked, or been convicted of a moving violation? If yes, provide dates and details below.	☐ Yes	☐ No

[ADITIONAL INFORMATION]

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AGREEMENTS

Agreement: I have read, or had read to me the statements and answers recorded on my application. They are given to obtain this insurance and are, to the best of my knowledge and belief, true and complete and correctly recorded. I will notify Minnesota Life Insurance Company of any changes in the statements or answers given in the application between the time of application and delivery of the policy. I understand that any false statement or misrepresentation on this application may result in loss of coverage under this policy subject to the policy incontestability provision. I agree that they will become part of this application and any policy issued on it. The insurance applied for will not take effect unless the policy is issued and delivered and the full first premium is paid while the answers, to the best of my knowledge and belief as stated in this application remain true and complete. If such conditions are met, the insurance will take effect as of the earlier of the policy date specified in the policy or the date the policy is delivered to me; the only exception to this is provided in the Life Receipt and Temporary Insurance Agreement, issued if the premium is paid in advance.

Personal Information Authorization: I authorize Minnesota Life Insurance Company to share any information provided in this application with any physician, medical practitioner, hospital, clinic or other health care provider, pharmacy, pharmacy benefits manager, insurance or reinsuring company, consumer reporting agency, MIB, LLC, or any other data aggregator (collectively the “Sources”) which has any records or knowledge of my credit worthiness, credit standing, credit capacity, character, general reputation, personal characteristics, mode of living, purchase history, drug prescriptions, driving records, hazardous avocations, court records, foreign travel records or physical or mental health (collectively, “Personal Information”), and/or the Personal Information of each minor child listed as the proposed insured. This shall include ALL INFORMATION as to any medical history, consultations, diagnoses, prognoses, prescriptions or treatments and tests, including information regarding alcohol or drug abuse, genetic testing results and findings but not AIDS or AIDS-related conditions. To facilitate rapid submission of such information, I authorize all the Sources to give such records or knowledge to Minnesota Life Insurance Company or, with the exception of MIB, LLC, to any agency employed by Minnesota Life Insurance Company to collect and transmit such information.

I understand the Personal Information is to be used for determining eligibility for insurance and it may be used for determining eligibility for benefits, or for the purpose of performing actuarial or internal business studies, research, analytics and other analysis. I understand that upon my written request, Personal Information obtained will be released to me or my personal physician. I understand the Personal Information may be made available to Underwriting, Claims, and support staff, licensed representatives, and firms of Minnesota Life Insurance Company. I authorize Minnesota Life Insurance Company or its reinsurers to release any such Personal Information to reinsuring companies, the MIB, LLC, or other persons or organizations performing business or legal services in connection with my application, claim or as may be otherwise lawfully required or as I may further authorize. I authorize Minnesota Life Insurance Company, or its reinsurers, to make a brief report of my personal, or if applicable, my protected health information to MIB, LLC. I understand that information used or disclosed under this authorization may be re-disclosed by the recipient and may no longer be protected by federal or state law.

I agree this authorization shall be valid for 24 months from the date it is signed. The 24-month time limit complies with the time limit, if any, permitted by applicable law in the state where the policy is delivered or issued for delivery. I may revoke this authorization at any time by sending a written request addressed to Individual Underwriting department, Minnesota Life Insurance Company, 400 Robert Street North, St. Paul, MN 55101-2098. I understand that a revocation is not effective to the extent that any action has been taken in reliance on this authorization.

I understand that I, or my legal representative, have the right to request and receive a copy of this Authorization and that a photocopy shall be as valid as the original. I understand that no agent, sales representative or other person has power to: (a) accept risk; (b) make or modify contracts; (c) make, void, waive or change any conditions or provisions of the application, policy or receipt, as applicable; (d) waive any Minnesota Life Insurance Company rights or requirements; (e) waive any information Minnesota Life Insurance Company requests; (f) discharge any contract of insurance; or (g) bind Minnesota Life Insurance Company by making promises respecting benefits upon any policy to be issued.

I acknowledge that I have been given the Securian Privacy Notice. I understand that a copy of this entire application, will be attached to the policy and delivered to the policyowner.

Fraud Warning: Any person who knowingly presents a false statement in an application for insurance may be guilty of a criminal offense and subject to penalties under state law.

Proposed insured signature	Date
X
City (signed at)	State

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